Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated March 25, 2016, relating to the consolidated financial statements and financial statement schedule of Mastech Holdings, Inc., appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ UHY LLP

Farmington Hills, Michigan

June 30, 2016